Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 2, 2009, relating to the consolidated financial statements of Mariner Energy, Inc. and subsidiaries and the effectiveness of Mariner Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K, as amended, of Mariner Energy, Inc. and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, TX
June 2, 2009